Exhibit 3(i)

CERTIFICATE ELIMINATING

REFERENCE TO SHARES OF

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK,

SERIES B REDEEMABLE PREFERRED STOCK AND

SERIES E CONVERTIBLE PREFERRED STOCK

FROM THE CERTIFICATE OF INCORPORATION

OF

ALLIN CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Allin Corporation.

2. The designations of the series of shares of stock of the Corporation to which this Certificate relates is Series A Convertible Redeemable Preferred Stock, Series B Redeemable Preferred Stock and Series E Convertible Redeemable Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended. Certificates of Designation setting forth the said resolutions have been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Convertible Redeemable Preferred Stock, Series B Redeemable Preferred Stock or Series E Convertible Redeemable Preferred Stock is outstanding; and

FURTHER RESOLVED, that none of the shares of Series A Convertible Redeemable Preferred Stock, Series B Redeemable Preferred Stock or Series E Convertible Redeemable Preferred Stock will be issued hereafter; and

FURTHER RESOLVED, that all matters set forth in the Certificates of Designation relating to the Series A Convertible Redeemable Preferred Stock, Series B Redeemable Preferred Stock or Series E Convertible Redeemable Preferred Stock be eliminated from the Certificate of Incorporation of the Corporation; and

FURTHER RESOLVED, that the proper officers of the Corporation be, and each hereby is, authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation of the Corporation all references to the Series A Convertible Redeemable Preferred Stock, Series B Redeemable Preferred Stock and Series E Convertible Redeemable Preferred Stock.

5. Accordingly, all matters set forth in the Certificates of Designation with respect to the Series A Convertible Redeemable Preferred Stock, Series B Redeemable Preferred Stock and Series E Convertible Redeemable Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

In accordance with Section 103(a)(2) and Section 103(b)(2) of the General Corporation Law of the State of Delaware, the Corporation hereby executes and acknowledges this Certificate this 14th day of June, 2005.

ALLIN CORPORATION

By:	/s/ Richard W. Talarico
Name Printed:	Richard W. Talarico
Title:	Chairman and Chief Executive Officer